NEWS RELEASE
Five Below, Inc. Announces Third Quarter Fiscal 2018 Financial Results
Q3 net sales increased 22% to $312.8 million
Q3 EPS increased 33% to $0.24
Raises full year fiscal 2018 guidance
PHILADELPHIA, PA – (December 5, 2018) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the thirteen and thirty-nine weeks ended November 3, 2018.

For the thirteen weeks ended November 3, 2018:

•	Net sales increased by 21.6% to $312.8 million from $257.2 million in the third quarter of fiscal 2017; comparable sales increased by 4.8%.

•	The Company opened 53 new stores and ended the quarter with 745 stores in 33 states. This represents an increase in stores of 19.2% from the end of the third quarter of fiscal 2017.

•	Operating income increased by 5.0% to $15.5 million from $14.8 million in the third quarter of fiscal 2017.

•	Net income increased by 36.8% to $13.5 million compared to $9.9 million in the third quarter of fiscal 2017.

•
Diluted income per common share was $0.24 compared to $0.18 per share in the third quarter of fiscal 2017. Diluted income per common share included a $0.02 benefit in the third quarter of fiscal 2018 due to the accounting for employee share-based payments.

Joel Anderson, President and CEO, said, "We are very pleased to have delivered third quarter results that exceeded the high end of our guidance ranges against last year’s strong third quarter comparison. Continued robust performance from new stores, with a record 53 openings during the quarter, and above-plan comp results were driven by a positive customer response to our compelling assortment of trend-right products across our worlds. Given our performance, we are raising our guidance for the year.”

Mr. Anderson continued, “With the most important weeks of the fourth quarter ahead of us, we look forward to amazing our customers and delivering the magic of the holidays with freshness and newness at outstanding value, further reinforcing Five Below’s position as a favorite destination for holiday shopping and gift giving."

For the thirty-nine weeks ended November 3, 2018:

•	Net sales increased by 23.7% to $956.9 million from $773.4 million in the comparable period of fiscal 2017; comparable sales increased by 3.6%.

•	The Company opened 120 new stores compared to 103 new stores opened in the comparable period of fiscal 2017.

•	Operating income increased by 31.1% to $70.7 million from $53.9 million in the comparable period of fiscal 2017.

•	Net income increased by 72.2% to $60.4 million compared to $35.1 million in the comparable period of fiscal 2017.

•
Diluted income per common share was $1.07 compared to $0.63 per share in the comparable period of fiscal 2017. Diluted income per common share included a $0.08 benefit in the thirty-nine weeks ended November 3, 2018 due to the accounting for employee share-based payments.

53rd Week and Calendar Shift:

•
The fourth quarter and full year of fiscal 2017 included one additional week ("53rd week") versus the same periods in the prior year. Net sales and diluted earnings per share in the 53rd week were $15.7 million and $0.03, respectively.

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Financial results for the thirteen and thirty-nine weeks ended November 3, 2018 include the thirteen and thirty-nine weeks ended November 3, 2018, as compared to the thirteen and thirty-nine weeks ended October 28, 2017.

•
Comparable sales are reported using the National Retail Federation's restated calendar comparing similar weeks, which are the thirteen and thirty-nine weeks ended November 3, 2018 as compared to the thirteen and thirty-nine weeks ended November 4, 2017.

Fourth Quarter and Fiscal 2018 Outlook:
For the fourth quarter of fiscal 2018, net sales are expected to be in the range of $593 million to $600 million based on opening approximately 5 net new stores and assuming a 3% to 4% increase in comparable sales. Net income is expected to be in the range of $86.5 million to $88.5 million, with a diluted income per common share range of $1.53 to $1.57 on approximately 56.4 million estimated diluted weighted average shares outstanding.

For the full year of fiscal 2018, net sales are expected to be in the range of $1.550 billion to $1.557 billion based on opening approximately 125 net new stores and assuming a 3.3% to 3.7% increase in comparable sales. Net income is expected to be in the range of $146.9 million to $148.9 million, with a diluted income per common share of $2.60 to $2.64 on approximately 56.4 million estimated diluted weighted average shares outstanding.

Conference Call Information:
A recording and transcript of management's remarks to discuss the third quarter fiscal 2018 financial results will be available on December 6, 2018 at 7:00 a.m. Eastern Time, with a separate live Q&A-only conference call with management at 8:00 a.m. Eastern Time on December 6, 2018. Investors and analysts interested in participating in the Q&A-only conference call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the Q&A-only conference call will be available online at investor.fivebelow.com. The recording and transcript of management's remarks can be accessed either online at investor.fivebelow.com or by dialing 412-317-0088, access code 10126019. A combined recording of both management's remarks and the Q&A-only conference call will be available within two hours of the conclusion of the Q&A-only conference call at the same number. The replay will be available until December 20, 2018.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, risks related to any legal proceedings that we may become subject to, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposted by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you’re free to “let go & have fun” in an amazing experience filled with unlimited possibilities. We make it easy to say YES! to the newest, coolest stuff because everything is just $5 and below across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has approximately 750 stores in 33 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	November 3, 2018	February 3, 2018	October 28, 2017
Assets
Current assets:
Cash and cash equivalents	$103,262	$112,669	$54,917
Short-term investment securities	85,029	131,958	56,678
Inventories	339,898	187,037	271,685
Prepaid income taxes	11,443	2,264	4,891
Prepaid expenses and other current assets	59,500	45,434	41,894
Total current assets	599,132	479,362	430,065
Property and equipment, net	245,631	180,349	177,903
Deferred income taxes	3,243	6,676	10,512
Long-term investment securities	—	27,702	23,177
Other assets	1,730	1,619	1,659
	$849,736	$695,708	$643,316

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	155,986	73,033	124,187
Income taxes payable	281	25,275	55
Accrued salaries and wages	11,139	22,906	14,770
Other accrued expenses	72,019	43,246	55,154
Total current liabilities	239,425	164,460	194,166
Deferred rent and other	85,240	72,690	67,839
Total liabilities	324,665	237,150	262,005
Shareholders’ equity:
Common stock	557	554	552
Additional paid-in capital	351,941	346,300	336,432
Retained earnings	172,573	111,704	44,327
Total shareholders’ equity	525,071	458,558	381,311
	$849,736	$695,708	$643,316

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net sales	$312,823	$257,175	$956,879	$773,376
Cost of goods sold	210,733	173,544	635,799	517,453
Gross profit	102,090	83,631	321,080	255,923
Selling, general and administrative expenses	86,542	68,818	250,404	202,027
Operating income	15,548	14,813	70,676	53,896
Interest income, net	1,058	334	3,120	902
Income before income taxes	16,606	15,147	73,796	54,798
Income tax expense	3,090	5,268	13,413	19,724
Net income	$13,516	$9,879	$60,383	$35,074
Basic income per common share	$0.24	$0.18	$1.08	$0.64
Diluted income per common share	$0.24	$0.18	$1.07	$0.63
Weighted average shares outstanding:
Basic shares	55,742,854	55,215,850	55,731,098	55,148,316
Diluted shares	56,228,305	55,608,035	56,185,305	55,493,452

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	November 3, 2018	October 28, 2017
Operating activities:
Net income	$60,383	$35,074
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,267	24,193
Share-based compensation expense	9,297	11,977
Deferred income tax expense	3,433	527
Other non-cash expenses	43	67
Changes in operating assets and liabilities:
Inventories	(152,861)	(117,237)
Prepaid income taxes	(9,179)	(3,339)
Prepaid expenses and other assets	(14,175)	(12,865)
Accounts payable	79,036	69,933
Income taxes payable	(24,994)	(23,884)
Accrued salaries and wages	(11,767)	3,976
Deferred rent	12,785	12,799
Other accrued expenses	19,351	15,806
Net cash provided by operating activities	1,619	17,027
Investing activities:
Purchases of investment securities	(91,375)	(124,406)
Sales, maturities, and redemptions of investment securities	166,006	132,855
Capital expenditures	(82,027)	(49,518)
Net cash used in investing activities	(7,396)	(41,069)
Financing activities:
Net proceeds from issuance of common stock	168	135
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	4,019	3,799
Common shares withheld for taxes	(7,817)	(1,063)
Net cash (used in) provided by financing activities	(3,630)	2,871
Net decrease in cash and cash equivalents	(9,407)	(21,171)
Cash and cash equivalents at beginning of period	112,669	76,088
Cash and cash equivalents at end of period	$103,262	$54,917